Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (SEC File Number yet to be assigned) as filed with the SEC of our audit report dated March 6, 2018, with respect to the balance sheets of Winnan Corp. as of November 30, 2017 and November 30, 2016, and the related statements of operations, stockholder’s equity, and cash flows for the period from March 22, 2016 (inception) to November 30, 2016 and the fiscal year ending November 30, 2017.  Our report dated March 6, 2018, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Winnan Corp.'s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

March 6, 2018